Exhibit 99.1

SPHERE ENTERTAINMENT CO. REPORTS
THIRD QUARTER 2026 RESULTS

NEW YORK, N.Y., November 5, 2026 - Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) today reported financial results for the third quarter ended September 30, 2026.
Recent highlights for the Company’s Sphere segment include:
•In late September, the Company debuted enhanced and expanded 4D effects for The Wizard of Oz at Sphere, and announced that the production had exceeded half a billion dollars in ticket sales with over four million tickets sold since its debut in August 2025, while the production also surpassed its 1,000th showing in early October;
•Production is underway on The Rocky Horror Picture Show at Sphere, a new Sphere Experience, which the Company expects will debut by the end of March 2027;
•In October, Metallica began a new concert residency at Sphere, with 24 concerts planned through March 2027;
•Backstreet Boys and the Eagles have continued to extend their long-running residencies – now up to 63 and 74 planned nights, respectively – while Oprah Winfrey and John Mayer each announced new residencies for 2027; and
•The Company announced a new multi-year sponsorship agreement with Lyft.
For the three months ended September 30, 2026, the Company reported revenues of $274.3 million, an increase of $11.7 million, or 4%, as compared to the prior year quarter. In addition, the Company reported an operating loss of $240.6 million, an increase of $77.5 million, or 47%, and adjusted operating income of $39.2 million, an increase of $2.8 million, or 8%, both as compared to the prior year quarter.(1)
Executive Chairman and CEO James L. Dolan said, “With today’s results, our Sphere segment remains on track to deliver substantial growth this calendar year. Looking ahead, we continue to make progress on our long-term vision for Sphere, including a global network of venues and a growing slate of original content.”
Segment Results for the Three and Nine Months Ended September 30, 2026 and 2025:

(In millions)	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2026	2025	$	%	2026	2025	$	%
Revenues:
Sphere	$198.9	$174.1	$24.8	14%	$691.2	$507.2	$184.0	36%
MSG Networks	75.4	88.4	(13.0)	(15)%	283.1	318.5	(35.4)	(11)%
Total Revenues	$274.3	$262.5	$11.7	4%	$974.3	$825.8	$148.5	18%
Operating Loss:
Sphere	$(67.0)	$(84.4)	$17.5	21%	$(161.4)	$(261.6)	$100.2	38%
MSG Networks(2)	(173.6)	(78.7)	(94.9)	(121)%	(133.2)	(30.2)	(103.0)	NM
Total Operating Loss	$(240.6)	$(163.1)	$(77.5)	(47)%	$(294.6)	$(291.9)	$(2.8)	(1)%
Adjusted Operating Income:(1)
Sphere	$32.4	$17.1	$15.3	90%	$146.6	$55.2	$91.4	166%
MSG Networks	6.8	19.3	(12.5)	(65)%	53.5	78.6	(25.2)	(32)%
Total Adjusted Operating Income	$39.2	$36.4	$2.8	8%	$200.1	$133.8	$66.3	50%

_________________
Note: Does not foot due to rounding. NM — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.
(1)See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(2)Certain prior period financials have been revised for corrections of immaterial errors related to historical goodwill impairment charges at MSG Networks. See “Exhibit A” in this earnings release for additional information.

Sphere
For the three months ended September 30, 2026, the Sphere segment reported revenues of $198.9 million, an increase of $24.8 million, or 14%, as compared to the prior year quarter.
Revenues related to The Sphere Experience increased $13.1 million as compared to the prior year quarter, which reflected an increase in the number of overall performances and, to a lesser extent, higher per-show revenue. In the current year quarter, The Sphere Experience reflected 241 performances of The Wizard of Oz at Sphere as compared to a combined 220 performances of The Wizard of Oz at Sphere, Postcard from Earth and V-U2 An Immersive Concert Film in the prior year quarter. The Wizard of Oz at Sphere debuted on August 28, 2025 in the prior year quarter.
Revenues from sponsorship, Exosphere advertising and suite license fees increased $6.2 million as compared to the prior year quarter due to higher Exosphere advertising revenues and, to a lesser extent, higher sponsorship revenues and suite license fee revenues.
Event-related revenues increased $6.1 million as compared to the prior year quarter, primarily due to higher revenues from concerts. The increase in revenues from concerts primarily reflects the impact of three additional concert residency shows held at Sphere in Las Vegas during the current year quarter.
For the three months ended September 30, 2026, the Sphere segment had direct operating expenses of $83.8 million, an increase of $5.1 million, or 6%, as compared to the prior year quarter. This increase was primarily due to higher expenses associated with The Sphere Experience of $7.6 million as compared to the prior year quarter, which reflected higher per-show expenses and an increase in the number of overall performances. As mentioned above, in the current year quarter, The Sphere Experience solely reflected performances of The Wizard of Oz at Sphere as compared to showings of The Wizard of Oz at Sphere, Postcard from Earth and V-U2 An Immersive Concert Film in the prior year quarter.
For the three months ended September 30, 2026, selling, general and administrative expenses of $98.3 million increased $5.6 million, or 6%, as compared to the prior year quarter, primarily due to (i) higher employee compensation and related benefits and (ii) other cost increases, partially offset by (iii) the impact of mark-to-market adjustments on certain share-based compensation awards as a result of the decrease in the Company’s stock price during the current year quarter.
For the three months ended September 30, 2026, operating loss of $67.0 million improved by $17.5 million, or 21%, as compared to the prior year quarter, primarily due to the increase in revenues, partially offset by higher selling, general and administrative expenses and direct operating expenses. Adjusted operating income of $32.4 million increased $15.3 million, or 90%, as compared to the prior year quarter, primarily due to the increase in revenues, partially offset by higher direct operating expenses and selling, general and administrative expenses (excluding share-based compensation).
MSG Networks
For the three months ended September 30, 2026, the MSG Networks segment reported total revenues of $75.4 million, a decrease of $13.0 million, or 15%, as compared to the prior year quarter.
Distribution revenue decreased $12.8 million, primarily reflecting a decrease in total subscribers of approximately 15.5%.
For the three months ended September 30, 2026, direct operating expenses of $59.3 million increased $1.0 million, or 2%, as compared to the prior year quarter.
For the three months ended September 30, 2026, selling, general and administrative expenses of $10.0 million increased $3.0 million, or 43%, as compared to the prior year quarter. This increase was primarily due to (i) higher employee compensation and related benefits of $3.5 million and (ii) other cost increases, partially offset by (iii) lower advertising and marketing costs of $1.6 million.
For the three months ended September 30, 2026, operating loss of $173.6 million increased $94.9 million as compared to the prior year quarter, primarily due to an increase in impairments and other losses(3) and, to a lesser extent, the decrease in revenues. Adjusted operating income of $6.8 million decreased $12.5 million as compared to the prior year quarter, primarily due to the decrease in revenues.

_________________
(3)Results for the three months ended September 30, 2026 included a non-cash goodwill impairment charge of $177.6 million as compared to a charge of $98.8 million in the prior year quarter. The charge in the prior year quarter reflects revised prior period financials. See “Exhibit A” in this earnings release for additional information.

About Sphere Entertainment Co.
Sphere Entertainment Co. is a leader in immersive experiences, technology and media. The Company includes Sphere, an experiential medium powered by advanced technologies. The first Sphere opened in Las Vegas, with plans also announced for Sphere venues in Abu Dhabi and National Harbor. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.
Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (ii) amortization for capitalized cloud computing arrangement costs, (iii) share-based compensation expense, (iv) restructuring charges or credits, (v) merger, debt work-out and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, and (viii) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, debt work-out and acquisition-related costs, including merger related litigation expenses, net of insurance recoveries, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in operating income (loss) whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in other income (expense), net, which is not reflected in operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #
Contacts:

Ari Danes, CFA Investor Relations (212) 465-6072
Grace Kaminer Investor Relations (212) 631-5076
Conference Call Information:
The conference call will be webcast live today at 11:00 a.m. ET at investor.sphereentertainmentco.com
Conference call dial-in number is 833-461-5787 / Conference ID Number 556087132
Webcast replay available at investor.sphereentertainmentco.com until November 12, 2026

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues	$274,260	$262,511	$974,311	$825,762
Operating expenses:
Direct operating expenses	143,091	136,984	463,801	426,625
Selling, general, and administrative expenses	108,347	99,692	369,257	326,984
Depreciation and amortization	83,374	84,102	252,049	252,238
Impairments and other losses, net	177,553	98,844	177,632	103,006
Restructuring charges	2,466	5,993	6,203	8,781
Operating loss	(240,571)	(163,104)	(294,631)	(291,872)
Other income (expense):
(Loss) gain on extinguishment of debt	—	—	(2,071)	346,092
Interest income	4,851	2,737	13,588	10,699
Interest expense	(8,011)	(9,399)	(24,323)	(61,467)
Other expense, net	(1,131)	(328)	(3,059)	(2,068)
(Loss) income from continuing operations before income taxes	(244,862)	(170,094)	(310,496)	1,384
Income tax benefit (expense)	68,824	44,412	100,591	(57,204)
Net loss	(176,038)	(125,682)	(209,905)	(55,820)
Less: Net income attributable to participating securities	—	—	6,514	—
Net loss attributable to Sphere Entertainment Co.’s stockholders	$(176,038)	$(125,682)	$(216,419)	$(55,820)

Basic loss per common share attributable to Sphere Entertainment Co.’s stockholders	$(4.84)	$(3.47)	$(5.99)	$(1.54)
Diluted loss per common share attributable to Sphere Entertainment Co.’s stockholders	$(4.84)	$(3.47)	$(5.99)	$(1.54)

Weighted-average number of common shares outstanding:
Basic	36,336	36,200	36,123	36,197
Diluted	36,336	36,200	36,123	36,197

_________________
Note: Certain prior period financials have been revised for corrections of immaterial errors related to historical goodwill impairment charges at MSG Networks. See “Exhibit A” in this earnings release for additional information.

SPHERE ENTERTAINMENT CO.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating income as described in this earnings release:

•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units, performance stock units and stock options granted under the Sphere Entertainment Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by Sphere Entertainment, and Sphere Entertainment Non-Employee Director Plan.
•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain executives and employees.
•Impairments and other losses (gains), net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses.
•Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries. This adjustment eliminates costs related to mergers, debt work-outs and acquisitions, including litigation expenses.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Operating loss	$(240,571)	$(163,104)	$(294,631)	$(291,872)
Share-based compensation	14,703	8,533	46,335	48,978
Depreciation and amortization	83,374	84,102	252,049	252,238
Restructuring charges	2,466	5,993	6,203	8,781
Impairments and other losses, net	177,553	98,844	177,632	103,006
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	206	257	8,499	7,530
Amortization for capitalized cloud computing arrangement costs	1,453	1,579	3,769	4,737
Remeasurement of deferred compensation plan liabilities	(32)	160	196	400
Adjusted operating income	$39,152	$36,364	$200,052	$133,798
_________________
Note: Certain prior period financials have been revised for corrections of immaterial errors related to historical goodwill impairment charges at MSG Networks. See “Exhibit A” in this earnings release for additional information.

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)
BUSINESS SEGMENT RESULTS

	Three Months Ended September 30, 2026
	Sphere	MSG Networks	Total
Revenues	$198,856	$75,404	$274,260
Operating expenses:
Direct operating expenses	83,835	59,256	143,091
Selling, general and administrative expenses	98,323	10,024	108,347
Depreciation and amortization	81,517	1,857	83,374
Impairments and other losses, net	—	177,553	177,553
Restructuring charges	2,148	318	2,466
Operating loss	$(66,967)	$(173,604)	$(240,571)
Reconciliation to adjusted operating income:
Share-based compensation	14,073	630	14,703
Depreciation and amortization	81,517	1,857	83,374
Restructuring charges	2,148	318	2,466
Impairments and other losses, net	—	177,553	177,553
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	206	—	206
Amortization for capitalized cloud computing arrangement costs	1,453	—	1,453
Remeasurement of deferred compensation plan liabilities	(32)	—	(32)
Adjusted operating income	$32,398	$6,754	$39,152

	Three Months Ended September 30, 2025
	Sphere	MSG Networks	Total
Revenues	$174,090	$88,421	$262,511
Operating expenses:
Direct operating expenses	78,733	58,251	136,984
Selling, general and administrative expenses	92,697	6,995	99,692
Depreciation and amortization	81,996	2,106	84,102
Impairments and other losses, net	57	98,787	98,844
Restructuring charges	5,041	952	5,993
Operating loss	$(84,434)	$(78,670)	$(163,104)
Reconciliation to adjusted operating income:
Share-based compensation	12,409	(3,876)	8,533
Depreciation and amortization	81,996	2,106	84,102
Restructuring charges	5,041	952	5,993
Impairments and other losses, net	57	98,787	98,844
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	257	—	257
Amortization for capitalized cloud computing arrangement costs	1,579	—	1,579
Remeasurement of deferred compensation plan liabilities	160	—	160
Adjusted operating income	$17,065	$19,299	$36,364
_________________
Note: Certain prior period financials have been revised for corrections of immaterial errors related to historical goodwill impairment charges at MSG Networks. See “Exhibit A” in this earnings release for additional information.

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)
BUSINESS SEGMENT RESULTS

	Nine Months Ended September 30, 2026
	Sphere	MSG Networks	Total
Revenues	$691,174	$283,137	$974,311
Operating expenses:
Direct operating expenses	270,791	193,010	463,801
Selling, general and administrative expenses	330,509	38,748	369,257
Depreciation and amortization	246,077	5,972	252,049
Impairments and other losses, net	79	177,553	177,632
Restructuring charges	5,144	1,059	6,203
Operating loss	$(161,426)	$(133,205)	$(294,631)
Reconciliation to adjusted operating income:
Share-based compensation	44,259	2,076	46,335
Depreciation and amortization	246,077	5,972	252,049
Restructuring charges	5,144	1,059	6,203
Impairments and other losses, net	79	177,553	177,632
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	8,499	—	8,499
Amortization for capitalized cloud computing arrangement costs	3,769	—	3,769
Remeasurement of deferred compensation plan liabilities	196	—	196
Adjusted operating income	$146,597	$53,455	$200,052

	Nine Months Ended September 30, 2025
	Sphere	MSG Networks	Total
Revenues	$507,222	$318,540	$825,762
Operating expenses:
Direct operating expenses	225,620	201,005	426,625
Selling, general and administrative expenses	285,490	41,494	326,984
Depreciation and amortization	245,708	6,530	252,238
Impairments and other losses, net	4,219	98,787	103,006
Restructuring charges	7,829	952	8,781
Operating loss	$(261,644)	$(30,228)	$(291,872)
Reconciliation to adjusted operating income:
Share-based compensation	50,316	(1,338)	48,978
Depreciation and amortization	245,708	6,530	252,238
Restructuring charges	7,829	952	8,781
Impairments and other losses, net	4,219	98,787	103,006
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	3,596	3,934	7,530
Amortization for capitalized cloud computing arrangement costs	4,737	—	4,737
Remeasurement of deferred compensation plan liabilities	400	—	400
Adjusted operating income	$55,161	$78,637	$133,798
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Note: Certain prior period financials have been revised for corrections of immaterial errors related to historical goodwill impairment charges at MSG Networks. See “Exhibit A” in this earnings release for additional information.

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	As of
	September 30,	December 31,
	2026	2025
ASSETS
Current Assets:
Cash, cash equivalents, and restricted cash	$527,324	$521,264
Accounts receivable, net	158,763	171,630
Related party receivables, current	14,751	24,457
Prepaid expenses and other current assets	86,371	92,824
Total current assets	787,209	810,175
Non-Current Assets:
Investments	36,350	38,725
Property and equipment, net	2,480,245	2,710,643
Right-of-use lease assets	95,108	91,372
Goodwill	80,569	258,122
Intangible assets, net	16,849	21,817
Other non-current assets	227,597	192,404
Total assets	$3,723,927	$4,123,258
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$36,384	$24,593
Accrued expenses and other current liabilities	372,543	431,477
Related party payables, current	13,881	14,301
Current portion of long-term debt, net	59,658	63,009
Operating lease liabilities, current	12,418	17,186
Deferred revenue	176,169	192,808
Total current liabilities	671,053	743,374
Non-Current Liabilities:
Long-term debt, net	708,772	767,439
Operating lease liabilities, non-current	118,734	113,824
Deferred tax liabilities, net	44,291	150,119
Other non-current liabilities	204,016	179,921
Total liabilities	1,746,866	1,954,677
Commitments and contingencies
Equity:
Class A Common Stock (a)	305	297
Class B Common Stock (b)	69	69
Additional paid-in capital	2,489,499	2,470,120
Treasury stock, at cost, 1,054 shares as of September 30, 2026 and December 31, 2025	(50,024)	(50,024)
Accumulated deficit	(461,004)	(251,099)
Accumulated other comprehensive loss	(1,784)	(782)
Total stockholders’ equity	1,977,061	2,168,581
Total liabilities and equity	$3,723,927	$4,123,258
_________________
Note: Certain prior period financials have been revised for corrections of immaterial errors related to historical goodwill impairment charges at MSG Networks. See “Exhibit A” in this earnings release for additional information.
(a)    Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 30,457 and 29,683 shares issued, and 29,403 and 28,629 shares outstanding as of September 30, 2026 and December 31, 2025, respectively.
(b)    Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued and outstanding as of September 30, 2026 and December 31, 2025.

SPHERE ENTERTAINMENT CO.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2026	2025
Net cash provided by operating activities	$159,468	$63,127
Net cash (used in) provided by investing activities	(63,152)	11,382
Net cash used in financing activities	(90,034)	(192,080)
Effect of exchange rates on cash, cash equivalents and restricted cash	(222)	192
Net increase (decrease) in cash, cash equivalents, and restricted cash	6,060	(117,379)
Cash, cash equivalents, and restricted cash at beginning of period	521,264	515,633
Cash, cash equivalents, and restricted cash at end of period	$527,324	$398,254

SPHERE ENTERTAINMENT CO.
EXHIBIT A
REVISION OF PREVIOUSLY ISSUED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
(Unaudited)
Correction of Previously Issued Financial Statements for Immaterial Errors
Subsequent to the issuance of the Company’s consolidated financial statements as of and for the year ended December 31, 2025, condensed consolidated financial statements as of and for the three and nine months ended September 30, 2025 and consolidated financial statements as of and for the six-month transition period ended December 31, 2024 (the “Company’s previously issued financial statements”), management identified errors related to the goodwill impairment charges recorded with respect to the Company’s MSG Networks reporting unit during the quarterly period ended September 30, 2025 and the six-month transition period ended December 31, 2024, primarily due to the misallocation of deferred tax liabilities between the Company’s reporting units. Management evaluated the quantitative and qualitative impact of these accounting errors and concluded they were not material to the Company’s previously issued financial statements. Notwithstanding this conclusion, management has revised the accompanying condensed consolidated financial statements included herein to correct these accounting errors for all periods presented.
The effect of the correction of the errors noted above on the balance sheets included in the Company’s previously issued financial statements is as follows:

	As of
	December 31, 2025			September 30, 2025			December 31, 2024
	As Previously Issued	Adjustment	As Revised	As Previously Issued	Adjustment	As Revised	As Previously Issued	Adjustment	As Revised
Goodwill	$344,772	$(86,650)	$258,122	$344,772	$(86,650)	$258,122	$410,172	$(53,263)	$356,909
Total assets	4,209,908	(86,650)	4,123,258	4,138,568	(86,650)	4,051,918	4,515,300	(53,263)	4,462,037
Deferred tax liabilities, net	172,111	(21,992)	150,119	215,125	(22,824)	192,301	148,870	(13,923)	134,947
Total liabilities	1,976,669	(21,992)	1,954,677	1,983,467	(22,824)	1,960,643	2,313,881	(13,923)	2,299,958
Accumulated deficit	(186,441)	(64,658)	(251,099)	(251,180)	(63,826)	(315,006)	(219,846)	(39,340)	(259,186)
Total stockholders' equity	2,233,239	(64,658)	2,168,581	2,155,101	(63,826)	2,091,275	2,201,419	(39,340)	2,162,079
Total liabilities and equity	4,209,908	(86,650)	4,123,258	4,138,568	(86,650)	4,051,918	4,515,300	(53,263)	4,462,037

The effect of the correction of the errors noted above on the statements of operations included in the Company’s previously issued financial statements is as follows:

	Year Ended			Three Months Ended			Six Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	As Previously Issued	Adjustment	As Revised	As Previously Issued	Adjustment	As Revised	As Previously Issued	Adjustment	As Revised
Impairments and other (losses) gains, net	$(69,781)	$(33,387)	$(103,168)	$(65,457)	$(33,387)	$(98,844)	$(65,233)	$(53,263)	$(118,496)
Operating income (loss)	(229,564)	(33,387)	(262,951)	(129,717)	(33,387)	(163,104)	(260,560)	(53,263)	(313,823)
Income (loss) from continuing operations before income taxes	57,215	(33,387)	23,828	(136,707)	(33,387)	(170,094)	(306,579)	(53,263)	(359,842)
Income tax (expense) benefit	(23,810)	8,069	(15,741)	35,511	8,901	44,412	75,346	13,923	89,269
Net income (loss)	33,405	(25,318)	8,087	(101,196)	(24,486)	(125,682)	(231,233)	(39,340)	(270,573)
Basic earnings (loss) per common share attributable to Sphere Entertainment Co.’s stockholders	0.93	(0.70)	0.22	(2.80)	(0.68)	(3.47)	(6.45)	(1.10)	(7.55)
Diluted earnings (loss) per common share attributable to Sphere Entertainment Co.’s stockholders	0.74	(0.56)	0.18	(2.80)	(0.68)	(3.47)	(6.45)	(1.10)	(7.55)